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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the MedicalCV, Inc. 1992 Stock Option Plan, MedicalCV, Inc. 1997 Stock Option Plan, MedicalCV, Inc. 1993 Director Stock Option Plan and MedicalCV, Inc. 2001 Equity Incentive Plan of our report dated August 3, 2001, except as to Note 13 for which the date is August 21, 2001 and Note 4 for which the date is August 24, 2001, relating to the consolidated financial statements of MedicalCV, Inc. as of April 30, 2001 and for the year then ended which appears in its Registration Statement on Form SB-2 (File No. 333-68884).

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
December 17, 2001

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CONSENT OF INDEPENDENT ACCOUNTANTS